EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Webster Financial Corporation:

We consent to the incorporation by reference in the Registration Statements (Form S-8: No. 333-37530, 333-88021, 333-48548, 333-87508, 333-107263, 333-104871, 333-122344, 333-137951, 333-132068, 333-156419, 333-161604, 333-167161 and 333-183875 and Form S-3: Nos. 333-37714, 333-71707, 333-67074, 333-60656, 333-100846 and 333-178642) of Webster Financial Corporation and subsidiaries of our reports dated February 28, 2013, with respect to the consolidated financial statements of Webster Financial Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Webster Financial Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 28, 2014